Press Release                                              For Immediate Release

Company Contact:
William Swain, GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

         GraphOn Corp. Today Announces Fourth Quarter and Year End 2004
        Results; Will Host Fourth Quarter Investors Teleconference Today
                           at 1:00 pm West Coast Time

SANTA CRUZ, CA, USA - March 8, 2005 - GraphOn(R) Corporation, (OTCBB: GOJO) (www.graphon.com) a leading developer of business software for remote computing, today announced it will host an investor conference call at 1:00 pm Pacific Coast Time (4:00 pm East Coast Time) today, March 8, 2005, moderated by GraphOn CEO and Chairman, Robert Dilworth and Chief Financial Officer, William Swain. Discussions will include a review of financial results of the fourth quarter and year-end, which ended December 31, 2004. The GraphOn management team will discuss the company's business, acquisition of Network Engineering Software Inc. ("NES"), raising of additional capital and will take questions for a limited time following the presentation.

Participants may access the call by phone by dialing (877) 591-1124 ten minutes prior to the call.

Financial Highlights

Revenues were approximately $1.0 million for the three-month period ended December 31, 2004, as compared to approximately $865 thousand recorded in the same period of 2003. Revenues were approximately $3.5 million for the twelve-month period ended December 31, 2004, as compared to approximately $4.2 million for the same period of 2003. The net profit for the three-month period ended December 31, 2004 was approximately $29 thousand, as compared to the approximate $577 thousand net loss for the same period of 2003. The net loss for the twelve-month period ended December 31, 2004 was approximately $1.4 million, as compared to the approximate $1.9 million net loss for the same period of 2003. The profit per common share on a basic and diluted basis for the quarter ended December 31, 2004 was $0.00 per share as compared with a loss of $0.03 per share for the same quarter of 2003. The loss per common share on a basic and diluted basis for the twelve-month period ended December 31, 2004 was $0.07 per share as compared with a loss of $0.11 per share for the same period in 2003.

"We are able to announce that we were profitable in the fourth quarter of 2004" Robert Dilworth, CEO, said. "We have been reducing our quarterly expense burn rate over the last several years and are currently expecting to generate sufficient revenues to cover our GO-Global product line business." Mr. Dilworth continued, "We are pleased to have completed the acquisition of NES, which includes intellectual property which we expect may provide a new royalty revenue stream in future periods. Additionally, the capital we raised will allow us to incorporate the acquired technology into some of our current GO-Global product line and allow for new products to be developed," Mr. Dilworth concluded.

About GraphOn Corporation

For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software provides fast remote access, cross platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global, any application can be simply and easily Web enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Santa Cruz, CA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:
GOJO). For more information, please visit the company's Web site at http://www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

                               # # #

GRAPHON CORPORATION
Condensed Consolidated Balance Sheets
                                                          UNAUDITED      AUDITED
                                                                December 31,
                                                         -----------------------
                                                             2004         2003
                                                         ----------   ----------
Cash and cash equivalents ............................  $   675,300  $ 1,025,500
Accounts receivable, net .............................      518,900      521,100
Other current assets .................................       24,100       23,100
                                                         ----------   ----------
Total current assets .................................    1,218,300    1,569,700
                                                         ----------   ----------
Property and equipment, net ..........................       75,400      144,800
Purchased technology, net ............................            -      335,000
Capitalized software, net ............................      273,700      500,600
Other assets .........................................      657,000       11,900
                                                         ----------   ----------
Total assets .........................................  $ 2,224,400  $ 2,562,000
                                                         ==========   ==========

Current liabilities ..................................  $   741,700  $   523,100
Deferred Revenue .....................................    1,116,400    1,192,000
Stockholders' equity .................................      366,300      846,900
                                                         ----------   ----------
Total liabilities and stockholders' equity              $ 2,224,400  $ 2,562,000
                                                         ==========   ==========


Condensed Consolidated Statements of Operations



                                                        UNAUDITED          UNAUDITED    AUDITED
                                                    Three months ended       Twelve months ended
                                                      December 31,               December 31,
                                                 -----------------------  -----------------------
                                                     2004        2003         2004        2003
                                                 -----------  ----------  -----------  -----------
 Revenue                                         $ 1,018,000  $  864,700  $ 3,529,800  $ 4,170,300
 Cost of revenue                                     141,900     391,000      903,800    1,371,600
                                                 -----------  ----------  -----------  -----------
 Gross Profit                                        876,100     473,700    2,626,000    2,798,700
                                                 -----------  ----------  -----------  -----------
 Selling and marketing                               264,200     390,100    1,383,700    1,679,800
 General and administrative                          314,000     281,200    1,183,600    1,419,100
 Research and development                            274,500     381,400    1,500,900    1,515,000
 Restructuring charge                                      -           -            -       80,100
                                                 -----------  ----------  -----------  -----------
 Total operating expenses                            852,700   1,052,700    4,068,200    4,694,000
                                                 -----------  ----------  -----------  -----------
 Income (loss) from operations                        23,400    (579,000)  (1,442,200)  (1,895,300)
 Other income (expense), net                           5,600       1,600       14,700        8,700
                                                 -----------  ----------  -----------  -----------
 Income (loss) before income taxes                    29,000    (577,400)  (1,427,500)  (1,886,600)
 Income taxes                                              -           -            -            -
                                                 -----------  ----------  -----------  -----------
 Net income (loss)                               $    29,000  $ (577,400) $(1,427,500) $(1,886,600)
                                                 ===========  ==========  ===========  ===========
 Basic and diluted income (loss) per share       $      0.00  $    (0.03) $     (0.07) $     (0.11)
                                                 ===========  ==========  ===========  ===========
 Basic weighted average shares outstanding        21,716,765  16,618,459   21,307,966   16,607,328
                                                 ===========  ==========  ===========  ===========
 Diluted weighted average shares outstanding      21,857,903           -            -            -
                                                 ===========  ==========  ===========  ===========